EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

TO: Seawright Holdings, Inc.

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to FORM SB-2 Registration Statement, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated March 24, 2006, dual dated June 5, 2006 relating to the consolidated financial statements of Seawright Holdings, Inc. and to the reference to our Firm under the caption “Experts” appearing in the Prospectus.

/s/ Russell Bedford Stefanou Mirchandani LLP
Russell Bedford Stefanou Mirchandani LLP

McLean, Virginia
September 15, 2006